Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

March 9, 2021

SJW Group

110 W. Taylor Street

San Jose, California 95110

RE:     SJW Group, Registration Statement on Form S-3 (File No. 333-228548)

Ladies and Gentlemen:

We have acted as special counsel to SJW Group, a Delaware corporation (the “Company”), in connection with the public offering by the Company of 1,030,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (and up to 154,500 shares of Common Stock subject to an over-allotment option) (the “Shares”).

In connection with this opinion letter, we have examined the Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”) on November 26, 2018, the preliminary prospectus supplement of the Company dated March 8, 2021, including the accompanying base prospectus dated November 26, 2018 (the “Base Prospectus”), which was filed by the Company with the SEC on March 8, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), the final prospectus supplement of the Company dated March 8, 2021, including the accompanying Base Prospectus, which final prospectus supplement to be filed by the Company with the SEC pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus”) and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended from time to time, the Amended and Restated Bylaws of the Company, as amended from time to time, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

SJW Group

March 9, 2021

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP